UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 15, 2013

NETLIST, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33170	95-4812784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 Discovery, Suite 150

Irvine, California 92618
(Address of Principal Executive Offices)

(949) 435-0025

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 -  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

(d)                             On August 15, 2013, our board of directors (the “Board”), upon the recommendation of our nominating committee, appointed Charles F. Cargile to our Board effective immediately.  Mr. Cargile will serve as an independent director and will serve as Chairman of our Audit Committee.  The Board has determined that Mr. Cargile qualifies as independent under the independence standards set forth in Nasdaq Marketplace Rule 5605(a)(2) and that he meets the criteria to be designated as our “audit committee financial expert” as defined by rules of the Securities and Exchange Commission.  With the addition of Mr. Cargile, the size of the Board increases to five members.

Mr. Cargile brings more than 20 years of industry experience and currently serves as Senior Vice President, Chief Financial Officer and Treasurer of Newport Corporation, a publicly-traded global supplier of advanced-technology products and systems.

Mr. Cargile’s compensation for his services as a director will be consistent with that of our other non-employee directors, including the execution and delivery of an indemnification agreement with Mr. Cargile in the form previously approved by the Board, all as described in our proxy statement on Form 14A filed on April 29, 2013.  There are no arrangements or understandings between Mr. Cargile and any other persons pursuant to which Mr. Cargile was selected as a director.   Mr. Cargile is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

On August 15, 2013, we issued a press release announcing the appointment of Mr. Cargile to the Board. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01-  FINANCIAL STATEMENTS AND EXHIBITS

(d)                                 Exhibits. The following exhibit is furnished herewith:

Exhibit Number	Description of Exhibit

99.1	Press Release, dated August 15, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLIST, INC.

Date: August 16, 2013	By:	/s/ Gail M. Sasaki
Gail M. Sasaki
Vice President, Chief Financial Officer and Secretary